Exhibit 3.1A
RESTATED CERTIFICATE OF INCORPORATION
OF
OMNITURE, INC.
(Originally incorporated on August 13, 1999 under the name MyComputer.com, Inc.)
     Omniture, Inc., a Delaware corporation, hereby certifies that:
     1. The name of the corporation is Omniture, Inc. The date of filing its original Certificate of Incorporation with the Secretary of State was August 13, 1999.
     2. This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation as heretofore amended or supplemented, has been duly adopted by the corporation’s Board of Directors and stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: December 5, 2005	OMNITURE, INC.
	By:	/s/ Shawn J. Lindquist
Shawn J. Lindquist
Chief Legal Officer & Corporate Secretary

EXHIBIT A
RESTATED CERTIFICATE OF INCORPORATION
OF
OMNITURE, INC.
ARTICLE I
     The name of the corporation is Omniture, Inc.
ARTICLE II
     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law of the State of Delaware.
ARTICLE IV
     1. Authorization of Shares. This corporation is authorized to issue two (2) classes of shares, designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock authorized to be issued is 125,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 64,836,999 shares, $0.001 par value per share, 2,662,500 of which are designated as “Series A-1 Preferred Stock,” 1,851,792 of which are designated as “Series A-2 Preferred Stock,” 4,048,608 of which are designated as “Series A-3 Preferred Stock,” 532,782 of which are designated as “Series A-4.1 Preferred Stock,” 2,666,667 of which are designated as “Series A-5 Preferred Stock,” 13,946,290 of which are designated as “Series B Preferred Stock,” 2,156,904 of which are designated as “Series B-1 Preferred Stock,” 1,008,108 of which are designated as “Series B-2 Preferred Stock,” 15,481,674 of which are designated as “Series C Preferred Stock,” 15,481,674 of which are designated as “Series C-1 Preferred Stock,” and 5,000,000 of which shall remain undesignated.
     2. Designation of Additional Series of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of undesignated Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.
          Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have voting powers, preferences and relative, participating, optional or other rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.
ARTICLE V
     The rights, preferences, privileges and restrictions granted to and imposed on the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, the Series A-4.1 Preferred Stock, the Series A-5 Preferred Stock, the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Common Stock are as follows:
     1. Definitions. For purposes of this Article V, the following definitions apply:
          1.1. “Board” shall mean the Board of Directors of the Corporation.
          1.2. “Corporation” shall mean this corporation.
          1.3. “Common Stock” shall mean the Common Stock, $0.001 par value, of the Corporation.
          1.4. “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.
          1.5. “Dividend Rate” shall mean $0.01067 per share per annum for the Series A-1 Preferred Stock, $0.01904 per share per annum for the Series A-2 Preferred Stock, $0.02933 per share per annum for the Series A-3 Preferred Stock, $0.0488 per share per annum for the Series A-4.1 Preferred Stock, $0.012 per share per annum for the Series A-5 Preferred Stock, $0.07658 per share per annum for the Series B Preferred Stock, $0.0371 per share per annum for the Series B-1 Preferred Stock, $0.07658 per share per annum for the B-2 Preferred Stock $0.20998 per share per annum for the Series C Preferred Stock and $0.20998 per share per annum for the Series C-1 Preferred Stock (each as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such Series of Preferred Stock).
          1.6. “Junior Preferred Stock” shall mean the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series A-3 Preferred Stock, and the Series A-4.1 Preferred Stock, collectively.
          1.7. “Original Issue Date” shall mean the date on which the first share of Series A-1 Preferred Stock is issued by the Corporation for the Series A-1 Preferred Stock; Series A-2 Preferred Stock is issued by the Corporation for the Series A-2 Preferred Stock; Series A-3 Preferred Stock is issued by the Corporation for the Series A-3 Preferred Stock; Series A-4.1 Preferred Stock is issued by the Corporation for the Series A-4.1 Preferred Stock; Series A-5 Preferred Stock is issued by the Corporation for the Series A-5 Preferred Stock; Series B Preferred Stock is issued by the Corporation for the Series B Preferred Stock; Series B-1 Preferred Stock is issued by the Corporation for the Series B-1 Preferred Stock; Series B-2 Preferred Stock is issued by the Corporation for the Series B-2 Preferred Stock; Series C Preferred Stock is issued by the Corporation for the Series C Preferred Stock; and Series C-1 Preferred Stock is issued by the Corporation for the Series C-1 Preferred Stock.
          1.8. “Original Issue Price” shall mean $0.1333 per share for the Series A-1 Preferred Stock, $0.238 per share for the Series A-2 Preferred Stock, $0.3667 per share for the Series A-3 Preferred Stock, $0.61 per share for the Series A-4.1 Preferred Stock, $0.15 per share for the Series A-5 Preferred Stock, $0.95724 per share for the Series B Preferred Stock, $0.46363 per share for the Series B-1 Preferred Stock, $0.95724 per share for the Series B-2 Preferred Stock, $2.5837 per share for the Series C Preferred Stock and $2.5837 per share for the Series C-1 Preferred Stock (each as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to each such Series of Preferred Stock).
          1.9. “Permitted Repurchases” shall mean the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) at or below cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares.
          1.10. “Preferred Stock” shall mean the Junior Preferred Stock, the Series A-5 Preferred Stock and the Senior Preferred Stock, collectively.
          1.11. “Senior Preferred Stock” shall mean the Series B Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock.
          1.12. “Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock, $0.001 par value per share, of the Corporation.

          1.13. “Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock, $0.001 par value per share, of the Corporation.
          1.14. “Series A-3 Preferred Stock” shall mean the Series A-3 Preferred Stock, $0.001 par value per share, of the Corporation.
          1.15. “Series A-4.1 Preferred Stock” shall mean the Series A-4.1 Preferred Stock, $0.001 par value per share, of the Corporation.
          1.16. “Series A-5 Preferred Stock” shall mean the Series A-5 Preferred Stock, $0.001 par value per share, of the Corporation.
          1.17. “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value per share, of the Corporation.
          1.18. “Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, $0.001 par value per share, of the Corporation.
          1.19. “Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, $0.001 par value per share, of the Corporation.
          1.20. “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value per share, of the Corporation.
          1.21. “Series C-1 Preferred Stock” shall mean the Series C-1 Preferred Stock, $0.001 par value per share, of the Corporation.
     2. Dividend Rights.
          2.1. Dividend Preference of Senior Preferred Stock. In each calendar year, the holders of the then outstanding shares of Senior Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for such series of Senior Preferred Stock, prior and in preference to the payment of any dividends on the Series A-5 Preferred Stock or Junior Preferred Stock or Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Series A-5 Preferred Stock or Junior Preferred Stock or Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for each such series of Senior Preferred Stock shall have first been paid or declared and set apart for payment to the holders of each such series of Senior Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of each such series of Senior Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Senior Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Senior Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on any series of the Senior Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.
          2.2. Dividend Preference of Series A-5 Preferred Stock. So long as the dividends provided for in Section 2.1 have been paid or declared and set apart in full, in each calendar year, the holders of the then outstanding shares of Series A-5 Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for Series A-5 Preferred Stock, prior and in preference to the payment of any dividends on the Junior Preferred Stock or Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Junior Preferred Stock or Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for Series A-5 Preferred Stock shall have first been paid or declared and set apart for payment to the holders of Series A-5 Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Dividends on Series A-5 Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of Series A-5 Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series A-5 Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.
          2.3. Dividend Preference of Junior Preferred Stock. So long as the dividends provided for in subsections 2.1 and 2.2 have been paid or declared and set apart in full, in each calendar year, the holders of the then outstanding shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual Dividend Rate for such series of Junior Preferred Stock, prior and in preference to the payment of any dividends on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate for each such series of Junior Preferred Stock shall have first been paid or declared and set apart for payment to the holders of each such series of Junior Preferred Stock, respectively, during that calendar year; provided, however, that this restriction shall not apply to Permitted Repurchases. Payments of any dividends to the holders of each such series of Junior Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis according to their respective dividend preferences as set forth herein. Dividends on the Junior Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Junior Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on any series of the Junior Preferred Stock in the amount of the respective annual Dividend Rate for each such series or in any other amount in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

          2.4. Participation Rights. If, after dividends in the full preferential amounts specified in subsections 2.1, 2.2 and 2.3 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Corporation, the Board shall declare additional dividends out of funds legally available therefor in that calendar year, then such additional dividends shall be declared on and paid to the holders of the Common Stock, until the aggregate dividends paid to or declared and set aside for payment on each share of Common Stock equal the dividends paid to or declared and set aside for payment on each share of a series of Preferred Stock, after which dividends will be paid or declared and set apart pro rata on the Common Stock and such series of Preferred Stock on an as-converted to Common Stock basis.
          2.5. Non-Cash Dividends. Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.
     3. Liquidation Rights of Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation Event”), the funds and assets that may be legally distributed to the Corporation’s stockholders, including without limitation any proceeds of such Liquidation Event (the “Available Funds and Assets”), shall be distributed to stockholders in the following manner:
          3.1. Liquidation Preferences of Senior Preferred Stock. The holders of each share of Senior Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Series A-5 Preferred Stock or Junior Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price for each such series of Senior Preferred Stock, plus all declared but unpaid dividends thereon. If upon any Liquidation Event the Available Funds and Assets shall be insufficient to permit the payment to holders of the Senior Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of each of the then outstanding series of Senior Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.
          3.2. Liquidation Preferences of Series A-5 Preferred Stock. Subject to payment in full of the liquidation preference of the Senior Preferred Stock as provided above, the holders of each share of Series A-5 Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Junior Preferred Stock or Common Stock, an amount per share equal to the Original Issue Price for Series A-5 Preferred Stock, plus all declared but unpaid dividends thereon. If upon any Liquidation Event the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A-5 Preferred Stock of their full preferential amounts described in this subsection, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A-5 Preferred Stock pro rata, on an equal priority, pari passu basis, according to the number of shares of Series A-5 Preferred Stock held by them.

          3.3. Liquidation Preference of Junior Preferred Stock. Subject to payment in full of the liquidation preference of the Senior Preferred Stock and Series A-5 Preferred Stock as provided above, the holders of each share of Junior Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to (i) in the case of the Series A-1 Preferred Stock, the Original Issue Price of the Series A-1 Preferred Stock plus all declared but unpaid dividends thereon, (ii) in the case of the Series A-2 Preferred Stock, the Original Issue Price of the Series A-2 Preferred Stock plus all declared but unpaid dividends thereon, (iii) in the case of the Series A-3 Preferred Stock, the Original Issue Price of the Series A-3 Preferred Stock plus all declared but unpaid dividends thereon, and (iv) in the case of the Series A-4.1 Preferred Stock, the Original Issue Price of the Series A-4.1 Preferred Stock plus all declared but unpaid dividends thereon. If upon any Liquidation Event, and after payment in full of the preferential amount specified for the Senior Preferred Stock and Series A-5 Preferred Stock, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Junior Preferred Stock of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of each series of the then outstanding Junior Preferred Stock pro rata, according to their respective liquidation preferences as set forth herein.
          3.4. Remaining Assets; Participation. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in subsections 3.1, 3.2 and 3.3 (“Available Common Distributions”), then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and, if the Liquidation Event occurs on or before October 30, 2005, the Senior Preferred Stock, pro rata according to the number of shares of Common Stock held by each holder thereof on an as-converted to Common Stock basis; provided that aggregate distributions to the holders of Senior Preferred Stock under subsection 3.1 and this subsection 3.4 will not exceed one and one-half (1 1/2) times the Original Issue Price for each series of Senior Preferred Stock, respectively. On and after October 31, 2005, the Senior Preferred Stock will not participate in any distribution of the Available Common Distributions.
          3.5. Priority of Payments in the Event of Contingent Payments. Notwithstanding the foregoing provisions of Section 3, solely for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, at the closing of any Liquidation Event with respect to which amounts are to be legally distributed to the Corporation’s stockholders and at each date after such closing on which additional amounts (such as earn-out payments, escrow amounts or other contingent payments) (collectively, “Contingent Payments”) are to be legally distributed to the Corporation’s stockholders as a result of such Liquidation Event (the closing date and any date on which Contingent Payments are made being, a “Payment Date”) as follows:
               (a) each holder of Senior Preferred Stock shall be entitled to be paid, out of and up to the amount of, the funds and assets actually available for distribution on such Payment Date (i.e., excluding any Contingent Payments not yet paid) an amount for each share of

Senior Preferred Stock held upon the closing of such Liquidation Event equal to the greater of the amount of funds and assets to which such holder would have been entitled (x) pursuant to Section 3.1 above (but only up to the amount of cash or assets actually paid to the Corporation in consideration of the original issuance of such holder’s Senior Preferred Stock plus any declared but unpaid dividends) and, subject to the Contingent Payments, pursuant to Section 3.4 (if applicable, on or prior to October 30, 2005), or (y) if all shares of Senior Preferred Stock had converted to Common Stock as of immediately prior to the closing of such Liquidation Event (after taking into account the operation of this Section 3 with respect to all series of Senior Preferred Stock and treating the distributions actually made to the Corporation’s stockholders on such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Liquidation Event, but excluding any Contingent Payments not yet paid);
               (b) subject to payment in full of the liquidation preference of the Senior Preferred Stock as provided above, each holder of Series A-5 Preferred Stock shall be entitled to be paid, out of and up to the amount of, the funds and assets actually available for distribution on such Payment Date (i.e., excluding any Contingent Payments not yet paid) an amount for each share of Series A-5 Preferred Stock held upon the closing of such Liquidation Event equal to the greater of the amount of funds and assets to which such holder would have been entitled (x) pursuant to Section 3.2 above (but only up to the amount of cash or assets actually paid to the Corporation in consideration of the original issuance of such holder’s Series A-5 Preferred Stock plus any declared but unpaid dividends), or (y) if all shares of Series A-5 Preferred Stock had converted to Common Stock as of immediately prior to the closing of such Liquidation Event (after taking into account the operation of this Section 3 with respect to all series of Series A-5 Preferred Stock and treating the distributions actually made to the Corporation’s stockholders on such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Liquidation Event, but excluding any Contingent Payments not yet paid);
               (c) subject to payment in full of the liquidation preference of the Senior Preferred Stock and Series A-5 Preferred Stock as provided above, each holder of Junior Preferred Stock shall be entitled to be paid, out of and up to the amount of, the funds and assets actually available for distribution on such Payment Date (i.e., excluding any Contingent Payments not yet paid) an amount for each share of Junior Preferred Stock held upon the closing of such Liquidation Event equal to the greater of the amount of funds and assets to which such holder would have been entitled (x) pursuant to Section 3.3 above (but only up to the amount of cash or assets actually paid to the Corporation in consideration of the original issuance of such holder’s Junior Preferred Stock plus any declared but unpaid dividends), or (y) if all shares of Junior Preferred Stock had converted to Common Stock as of immediately prior to the closing of such Liquidation Event (after taking into account the operation of this Section 3 with respect to all series of Junior Preferred Stock and treating the distributions actually made to the Corporation’s stockholders on such Payment Date and all prior Payment Dates as having been made simultaneously upon the closing of the Liquidation Event, but excluding any Contingent Payments not yet paid);
     For the purposes of this subsection 3.5, the fair market value of any non-cash consideration that may be distributed to the Corporation’s stockholders on each Payment Date shall be determined at the date of the closing of the Liquidation Event in accordance with Section 3.7, unless otherwise specified in the definitive agreement for the Liquidation Event.
          3.6. Merger or Sale of Assets. For purposes of this Section 3, a Liquidation Event shall include (a) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of the Corporation’s assets, (b) the consummation of the merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), or (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction.
          3.7. Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:
               (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:
                    (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) trading day period ending three (3) trading days prior to the first closing of the Liquidation Event; and
                    (ii) if (i) above does not apply but the securities are actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the thirty (30) trading day period ending three (3) trading days prior to the first closing of the Liquidation Event; and
                    (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.
               (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

     For the purposes of this subsection 3.7, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.
     4. Voting Rights.
          4.1. Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.
          4.2. Preferred Stock. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.
          4.3. Series B Protective Provisions. So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the written consent, or affirmative vote at a meeting, of the holders of at least a majority of the then outstanding shares of the Series B Preferred Stock: (i) amend its Certificate of Incorporation or bylaws in any manner that would alter or change the powers, preferences and special rights of the Series B Preferred Stock; (ii) declare or pay any dividends (other than dividends payable solely in shares of Common Stock of the Corporation); or (iii) increase or decrease the authorized number of directors on the Board.
          4.4. Series C and C-1 Protective Provisions. So long as any shares of Series C Preferred Stock or Series C-1 Preferred Stock remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the written consent, or affirmative vote at a meeting, of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single series: (i) amend its Certificate of Incorporation or bylaws in any manner that would alter or change the powers, preferences and special rights of the Series C Preferred Stock or Series C-1 Preferred Stock; (ii) declare or pay any dividends (other than dividends payable solely in shares of Common Stock of the Corporation); or (iii) increase or decrease the authorized number of directors on the Board.

          4.5. Series C-1 Protective Provisions. So long as any shares of Series C-1 Preferred Stock remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the written consent, or affirmative vote at a meeting, of the holders of at least a majority of the then outstanding shares of the Series C-1 Preferred Stock, issue any shares of Series C Preferred Stock except for shares of Series C Preferred Stock issued upon conversion of shares of Series C-1 Preferred Stock pursuant to Section 6.
          4.6. Voting Rights of Preferred Stock Generally. Subject to the other provisions of this Certificate of Incorporation, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
          4.7. Board of Directors. The authorized number of directors of the Corporation’s Board shall be seven (7).
          4.8. Board of Directors Election and Removal.
               (a) Election of Directors.
                    (i) Series B Director. So long as at least 5,000,000 shares of Series B Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), the holders of the Series B Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Corporation (“Series B Director”);
                    (ii) Series C and C-1 Director. So long as at least an aggregate of 5,000,000 shares of Series C Preferred Stock and Series C-1 Preferred Stock are outstanding (such number of shares being subject to proportional adjustments to reflect combinations or subdivisions of such series of Preferred Stock or dividends declared in shares of such stock), the holders of the Series C Preferred Stock and the Series C-1 Preferred Stock, voting together as a single separate series, shall be entitled to elect one (1) director of the Corporation (“Series C Director”);
                    (iii) Common Directors. The holders of a majority of the issued and outstanding shares of Common Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation (“Common Directors”); and
                    (iv) Other Directors. The remaining directors of the Corporation, including the director elected pursuant to subsection 4.8(a)(i) at such time that there are less than 5,000,000 shares of Series B Preferred Stock outstanding and the director elected pursuant to subsection 4.8(a)(ii) at such time that there are less than an aggregate of 5,000,000 shares of Series C Preferred Stock and Series C-1 Preferred Stock outstanding (“At-Large Directors”), shall be elected by the consent of a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.
                    (v) No Cumulative Voting. No holder of Common Stock or Preferred Stock shall be entitled to cumulate votes with respect to the election of any director.
          (b) Quorum; Required Vote.
                    (i) Quorum. At any meeting held for the purpose of electing directors, the presence in person or by proxy: (A) of the holders of a majority of the shares of the Series B Preferred Stock then outstanding shall constitute a quorum for the election of directors to be elected solely by the holders of the Series B Preferred Stock, (B) of the holders of a majority of the shares of the Series C Preferred Stock and the Series C-1 Preferred Stock then outstanding shall constitute a quorum for the election of the Series C Director, (C) of the holders of at least one-third (1/3) of the shares of the Common Stock then outstanding shall constitute a quorum for the election of directors to be elected solely by the holders of the Common Stock and (D) of holders of a majority of the voting power of the then-outstanding shares of each of (1) Preferred Stock and (2) Common Stock shall constitute a quorum for the election of the directors to be elected jointly by the holders of each of the Preferred Stock and the Common Stock.
                    (ii) Required Vote. With respect to the election of any director or directors by the holders of the outstanding shares of a specified series or class of stock given the right to elect such director or directors pursuant to subsection 4.8(a) above (the “Specified Stock”): (A) with respect to the election of the Series B Director, the Series C Director and each of the At-Large Directors, that candidate or those candidates (as applicable) shall be elected who either: (1) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (2) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock; and (B) with respect to the election of the Common Stock Directors, either in the case of any vote conducted at a meeting of the holders of the Common Stock or in the case of any such vote taken by written consent without a meeting, such directors will be elected by cumulative voting in accordance with Section 214 of the Delaware General Corporation Law.
               (c) Vacancy. If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected only by the required vote of holders of the shares of such Specified Stock specified in subsection 4.8(b)(ii) above that are entitled to elect such director, except that, with respect to the Common Directors, such director may be appointed by the remaining Common Director, unless the vacancy is due to the removal of a director by the holders of shares of Specified Stock pertaining to the Common Director, in which case the vacancy can only be filled by the holders of such Specified Stock.
               (d) Removal. Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in subsection 4.8(c), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection 4.8(c), provided, however, that no Common Director may be removed from office if the votes cast against such removal would be sufficient to elect such director by cumulative voting in accordance with Section 214 of the Delaware General Corporation Law if such votes were cast either by vote conducted at a meeting of the holders of the Common Stock or by any such vote taken by written consent without a meeting.
               (e) Procedures. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this subsection 4.8, shall be held in accordance with the procedures and provisions of the Corporation’s bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).
               (f) Termination. Notwithstanding anything in this subsection 4.8 to the contrary, the provisions of this subsection 4.8 shall cease to be of any further force or effect upon the happening of a Liquidation Event.
          4.9. Vote to Change Authorized Shares of Common Stock. The number of authorized shares of Common Stock of the Corporation may be increased or decreased upon the approval of the holders of a majority of the outstanding shares of the Company’s capital stock, regardless of Section 242 of the Delaware General Corporation Law; provided, that no such increase or decrease may be made without the consent of holders of a majority of the Common Stock then outstanding.
     5. Conversion Rights. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:
          5.1. Optional Conversion.
               (a) At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

               (b) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If a conversion election under this subsection 5.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act of 1933, as amended, (which underwritten offering does not cause an automatic conversion pursuant to subsection 5.2 to take place) the conversion may, at the option of the holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.
          5.2. Automatic Conversion.
               (a) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds $20,000,000 and the public offering price per share of which, before deduction of underwriters’ discounts and commissions (the “IPO Price Per Share”), equals or exceeds Two Dollars ($2.00) per share (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 5.4), and such price per share as may be so adjusted is referred to herein as the “IPO Threshold Price Per Share”); or (ii) upon the Corporation’s receipt of the written consent of the holders of not less than a majority of the then outstanding shares of Series B Preferred Stock, voting as a separate series, and a majority of the then outstanding shares of Series C Preferred Stock and Series C-1 Preferred Stock, voting together as a single separate series, to the conversion of all then outstanding Preferred Stock under this Section 5.
               (b) Upon the occurrence of any event specified in subparagraph 5.2(a)(i) or (ii) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.
               5.3. Conversion Price. Each share of Preferred Stock shall be convertible in accordance with subsection 5.1 or subsection 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”). After giving effect to the filing of this Restated Certificate of Incorporation, the Conversion Price for the Series A-1 Preferred Stock shall be $0.1333, the Conversion Price for the Series A-2 Preferred Stock shall be $0.238, the Conversion Price for the Series A-3 Preferred Stock shall be $0.3667, the Conversion Price for the Series A-4.1 Preferred Stock shall be $0.61, the Conversion Price for the Series A-5 Preferred Stock shall be $0.15, the Conversion Price for the Series B Preferred Stock shall be $0.95724, the Conversion Price for the Series B-1 Preferred Stock shall be $0.46363, the Conversion Price for the Series B-2 Preferred Stock shall be $0.95724, the Conversion Price for the Series C Preferred Stock shall be $2.5837, and the Conversion Price for the Series C-1 Preferred Stock shall be $2.5837, provided, however, that upon automatic conversion of the Series C-1 Preferred Stock pursuant to Section 5.2(a) of this Article V, if the IPO Price Per Share is less than $2.5837 (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in subsection 5.4)), then the then-effective Conversion Price at which the Series C-1 Preferred Stock converts into Common Stock, if such Conversion Price is then greater than the IPO Threshold Price Per Share, will be reduced to the greater of the IPO Price Per Share or the IPO Threshold Price Per Share). The Conversion Price of each series of the Preferred Stock shall be subject to adjustment from time to time as provided below. Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.
               5.4. Adjustment Upon Common Stock Event. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the date of filing this Restated Certificate of Incorporation, (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.
               5.5. Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.
               5.6. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.
               5.7. Reorganizations, Mergers and Consolidations. If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of

Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable. This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.
               5.8. Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for a series of Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Corporation’s books.
               5.9. Fractional Shares. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.
               5.10. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
               5.11. Notices. Any notice required by the provisions of these Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.
               5.12. No Impairment. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

     6. Series C-1 Conversion Rights. In addition to the conversion rights pursuant to the provisions of Section 5 above, the outstanding shares of Series C-1 Preferred Stock shall be convertible into shares of Series C Preferred Stock as follows:
          6.1. Optional Conversion.
               (a) At the option of the holder thereof, each share of Series C-1 Preferred Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Series C Preferred Stock as provided herein (as adjusted for any stock splits, stock dividends, recapitalizations or the like).
               (b) Each holder of Series C-1 Preferred Stock who elects to convert the same into share(s) of Series C Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series C-1 Preferred Stock or Series C Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series C-1 Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Series C Preferred Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series C-1 Preferred Stock to be converted, and the person entitled to receive the shares of Series C Preferred Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Series C Preferred Stock on such date.
          6.2. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Series C Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Series C-1 Preferred Stock, such number of its shares of Series C Preferred Stock, as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Series C Preferred Stock, shall not be sufficient to effect the conversion of all then outstanding shares of the Series C-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series C Preferred Stock, to such number of shares as shall be sufficient for such purpose.
     7. Miscellaneous.
          7.1. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.
          7.2. Preemptive Rights. No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.
ARTICLE VI
     Subject to Section 4 of Article IV, the Board shall have the power to adopt, amend or repeal the bylaws of the corporation.
ARTICLE VII
     Election of directors need not be by written ballot unless the bylaws of the corporation shall so provide.
ARTICLE VIII
     To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the Delaware General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law.
     Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

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